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                                                                 Exhibit 4.2(a)
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                            EARTHWATCH INCORPORATED


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                      FIRST SUPPLEMENTAL INDENTURE TO THE

                        AMENDED AND RESTATED INDENTURE



                           Dated as of July 7, 1999



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                             THE BANK OF NEW YORK
                                    Trustee

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                    12-1/2% Senior Discount Notes due 2005




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          This First Supplemental Amended and Restated Indenture (the
"Supplemental Indenture"), dated as of July 7, 1999, between EarthWatch Incorporated, a corporation organized under the laws of the State of Delaware, and the Bank of New York, as Trustee (the "Trustee").


                            RECITALS OF THE COMPANY

          Whereas, pursuant to Section 9.2 of the Amended and Restated Senior Notes Indenture dated April 8, 1999, between the Company and the Trustee (the "Indenture"), relating to the 12 1/2% Senior Notes due 2005, the Company seeks to amend the provisions related to certain defined terms and other matters provided for below to allow for the issuance of additional senior notes;

          Whereas, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to the terms of this Supplemental Indenture and the Indenture have been done;

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:


                                  ARTICLE ONE
                                 DEFINED TERMS

          Section 1.1. Defined Terms. All capitalized terms used herein without definition shall have the meaning ascribed thereto in the Indenture, except as amended hereby. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section of the Supplemental Indenture.

                                  ARTICLE TWO
                                   AMENDMENT

          Section 2.1. Definitions. The following definitions in Section 1.01 of the Indenture are hereby amended as follows:

          (a) The definition of "Permitted Specified Indebtedness" in Section
1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

     "'Permitted Specified Indebtedness' means one or more issues of
     Indebtedness in the form of notes or a bank loan facility resulting in aggregate net proceeds to the Company not to exceed $130,000,000, after any amounts paid in respect of any underwriting discounts and commissions, fees, expenses and other costs payable by the Company and associated with such issuance of such notes or creation of such bank loan facility, as the case may be, incurred after the Closing
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     Date and so specified as Permitted Specified Indebtedness by the Company at
     the time of incurrence pursuant to an officers' certificate delivered to the Trustee under the Indenture; which Indebtedness (i) shall be equal in priority of payment or subordinate in right of payment with the Notes, (ii) shall not be secured by any collateral other than the Collateral and/or any prefunded interest advanced in connection with such Indebtedness, (iii) shall be an obligation of the Company only and not any Subsidiary of the Company and (iv) shall share in the Collateral in the manner specified in the Security Documents."

          (b) The definition of "Permitted Specified Indebtedness Insurance Amount" in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

     "'Permitted Specified Indebtedness Insurance Amount' means the sum of
     (i) the aggregate original principal amount of all Permitted Specified Indebtedness and (ii) the aggregate of any original issue discount or interest in respect of all Permitted Specified Indebtedness accrued from the period commencing on the issue date(s) thereof through the earlier of June 30, 2000 and the date of the first intentional ignition of the launch vehicle for the First QuickBird Satellite."

          (c) The definition of "Security Documents" in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

     "'Security Document' means (1) the Pledge Agreement, dated as of
     July 7, 1999, among the Company, the Collateral Trustee and The Bank of New York, as securities intermediary, under which the Company will pledge to the Collateral Trustee certain United States Treasury Securities purchased with a portion of the net proceeds of the issuance of the Permitted Specified Indebtedness to secure payment from time to time of premiums in respect of the First QuickBird Launch Insurance and (2) the Amended and Restated Collateral Pledge and Security Agreement dated as of July 7, 1999, as amended, made by the Company in favor of the Collateral Trustee pursuant to which Company shall grant to the Collateral Trustee a Lien in the Collateral and pursuant to which any proceeds of the Collateral shall be allocated in order to (A) provide on a pari passu basis for (i) the original principal amount of the Notes on the Issue Date and the original issue discount and interest accrued for the period from the Issue Date through the earlier of June 30, 2000 and the date that the First QuickBird Satellite is launched, all as more specifically provided therein and (ii) the original principal amount of the Permitted Specified Indebtedness and original issue discount or interest accrued for the period from the issue date(s) thereof through the earlier of June 30, 2000 and the date that the First QuickBird Satellite is launched, all as more specifically provided therein and (B) provide for the residual payment to the Company after the required priority payments in respect of the Notes and
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     the Permitted Specified Indebtedness, all as more specifically provided therein, as such Agreement may be amended, restated, supplemented or otherwise modified from time to time."

          (d) The definition of "Specified Date" in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

     "'Specified Date' means (i) any Payment Date with respect to an Offer to Purchase pursuant to Section 4.6, (ii) any Payment Date with respect to an Offer to Purchase pursuant to Section 4.16, (iii) any Redemption Date with respect to an optional redemption pursuant to Section 3.1 or (iv) any date on which the Notes are due and payable after an Event of Default."

          Section 2.2. New Defined Term. The Indenture is hereby amended by adding the following defined term to Section 1.01 of the Indenture thereto in the appropriate alphabetical order:

     "'Insurance Proceeds Payment Amount' means the amount of proceeds, if any, received by the Collateral Trustee under First QuickBird Launch Insurance."

          Section 2.3. Amendment to Article Four. The Indenture is hereby amended by adding to Article Four the following as Section 4.16 of the Indenture.

          "Section 4.16. Repurchase of Notes upon an Insurance Proceeds Payment. The Company must commence, within 30 days of receipt by the Collateral Trustee of any proceeds under the First Quickbird Launch Insurance, and must thereafter consummate an Offer to Purchase the Notes then outstanding, and an offer to purchase the Permitted Specified Indebtedness then outstanding, on a pro rata basis in an aggregate amount equal to the Insurance Proceeds Payment Amount not previously subject to an Offer to Purchase under this Section 4.16 at a purchase price for the Notes and the Permitted Specified Indebtedness equal to 100% of the accreted value thereof on the relevant payment date, plus accrued and unpaid interest, if any, to such payment date. If the aggregate purchase price of the Notes and the Permitted Specified Indebtedness tendered in connection with such offers to purchase is less than the Insurance Proceeds Payment Amount, the remaining Insurance Proceeds Payment Amount shall be paid over to the Company and may be used for general corporate purposes."

          Section 2.4. Amendment to Section 6.1. Section 6.1 of the Indenture is hereby amended by:

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          (a)  deleting clause (c) in its entirety and replacing it with the following:

     "(c) the failure to make or consummate an Offer to Purchase in accordance with Section 4.6 or Section 4.16 hereof;"

          (b) deleting clause (i) in its entirety and replacing it with the following:

          "(i) with respect to the First QuickBird Satellite, there shall occur
     (1) the loss of more than 15% of such satellite's capacity or (2) any other event that permits or requires the payment of proceeds of the First QuickBird Launch Insurance by an insurance company thereunder and, in either such case, the proceeds of the First QuickBird Launch Insurance are not paid over to the Collateral Trustee within 90 days of demand being made under the applicable First QuickBird Launch Insurance policy."

          Section 2.5. Amendment to Section 8.2. The Indenture is hereby amended by deleting the sentence prior to clause (a) of Section 8.2 in its entirety and replacing it with the following:

          "Section 8.2. Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in Sections
     4.2 through 4.12, 4.14 and 4.16 (except for any covenant otherwise required by the TIA), and clauses (c), (d), (e) and (f) of Section 6.1 shall be deemed not to be Events of Default, in each case with respect to the outstanding Notes if:"

          Section 2.6. Amendment to Section 10.1. The Indenture is hereby amended by deleting clause (a) of Section 10.1 in its entirety and replacing it with the following:

          "(a) The Company shall enter into the Security Documents (in the form attached hereto as Exhibit F) and comply with the terms and provisions thereof. The purpose of the Security Documents is to provide the Trustee with an interest in the First QuickBird Launch Insurance and any and all proceeds thereof which will be shared, pari passu, with the interest therein of the holders of Permitted Specified Indebtedness as provided in the Security Documents. It is the intent that (i) the interest of the Trustee (through the Collateral Trustee) in such First QuickBird Launch Insurance not be less than an amount sufficient to provide for the aggregate original principal amount of the Notes and original issue discount or interest accrued on the Notes for the period from the issue date(s) through the earlier of June 30, 2000 and the date of the first intentional ignition of the launch vehicle for the First QuickBird Satellite, and (ii) the aggregate interest of the Collateral Trustee in such First QuickBird Launch Insurance not be less than the sum of (x) the amount provided in clause (i) of this sentence plus (y) the
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     Permitted Specified Indebtedness Insurance Amount. The Trustee and the
     Collateral Trustee is authorized to enter into such modifications, amendments and supplements to the Security Documents for the purpose of effectively securing any issues of Permitted Specified Indebtedness on a pari passu basis with the Notes as provided in this Section 10.1."

                                 ARTICLE THREE
                                 MISCELLANEOUS

          Section 3.1. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

          Section 3.2. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

          Section 3.3. Entire Agreement. This Supplemental Indenture is intended by the parties to be a final expression of their agreement in respect of the subject matter contained herein and, together with the Indenture, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          Section 3.4. Ratification; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

          Section 3.5. Effectiveness. This Supplemental Indenture shall become effective upon due execution.

          Section 3.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

          Section 3.7. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.


                               EARTHWATCH INCORPORATED

                               By: /s/ Herbert T. Satterlee
                                   -----------------------------
                                   Name:  Herbert T. Satterlee
                                   Title: Chief Executive Officer,
                                          President and Director


                               THE BANK OF NEW YORK, as Collateral
                                   Agent

                               By: /s/ Walter N. Gitlin
                                   -----------------------------
                                   Name:  Walter N. Gitlin
                                   Title: Vice President

                                   Address for notice:
                                   101 Barclay Street, Floor 21 West
                                   New York, New York 10286
                                   Telecopier No: (212) 815-5915
                                   Attention: Corporate Trust Trustee
                                   Administration